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                                                                  Exhibit - 12.2

           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
       OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                             Mellon Bank Corporation
                              and its subsidiaries

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                                                                                    Year ended December 31,
(dollar amounts in millions)                                    1998            1997           1996             1995           1994
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
1.   Income                                                     $   870         $  771         $  733          $  691         $  433

2.   Provision for income taxes                                     470            398            418             401            278
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3.   Income before provision
      for income taxes (line 1 + line 2)                        $ 1,340         $1,169         $1,151          $1,092         $  711
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4.   Fixed charges:
     a.  Interest expense (excluding
          interest on deposits)                                 $   441         $  371         $  358          $  401         $  263

     b.  One-third of rental expense
         (net of income from
          subleases), trust-preferred
          securities expense and
          amortization of debt issuance costs                       134            127             45              44             40
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     c.  Total fixed charges
          (excluding interest on
          deposits) (line 4a + line 4b)                             575            498            403             445            303

     d.  Interest on deposits                                       960            878            903             889            539
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     e.  Total fixed charges
          (line 4c + line 4d)                                   $ 1,535         $1,376         $1,306          $1,334         $  842
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5.   Preferred stock dividend
      requirements (a)                                          $    13         $   32         $   69          $   62         $  124
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6.   Income before provision
       for income taxes, plus total
       fixed charges:
     a.  Excluding interest on
          deposits (line 3 + line 4c)                           $ 1,915         $1,667         $1,554          $1,537         $1,014
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     b.  Including interest on
          deposits (line 3 + line 4e)                           $ 2,875         $2,545         $2,457          $2,426         $1,553
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7.   Ratio of earnings (as defined) to fixed charges:
     a.  Excluding interest on deposits
          (line 6a divided by line 4c)                             3.33           3.35           3.86            3.45           3.35
     b.  Including interest on deposits
          (line 6b divided by line 4e)                             1.87           1.85           1.88            1.82           1.84

8.   Ratio of earnings (as defined) to
      combined fixed charges and
      preferred stock dividends:
     a.  Excluding interest on deposits
          [line 6a divided by (line 4c + line 5)]                  3.25           3.15           3.30            3.03           2.37
     b.  Including interest on deposits
          [line 6b divided by (line 4e + line 5)]                  1.86           1.81           1.79            1.74           1.61
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

(a) Preferred stock dividend requirements for all years presented represent the pretax amounts required to cover preferred stock dividends.